Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires investment advisers registered with the Securities and Exchange Com- mission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Amendments to Rule 17j- 1 under the Investment Company Act of 1940 (“Investment Company Act”) also requires advisers to registered investment companies to adopt written codes of ethics. Stringer Asset Management, LLC (“StringerAM” or the “Firm”) is an SEC-registered investment adviser, as well as the adviser to the Stringer Growth Fund and Moderate Growth Fund (the “Funds”) and has adopted this Code of Ethics (the “Code”) in accordance with these rules.

The Code applies Firm-wide and addresses issues that concern StringerAM and all of its employees with regard to their general affiliation with the Firm  and the 360 Funds Trust (the “Trust”), as the sponsor for the Funds. The Code does not attempt to anticipate every ethical dilemma and situation that you might encounter during your career at StringerAM. Instead, it offers general guidance on certain issues thereby maintaining the Firm’s high ethical stand- ards. StringerAM expects its employees to exercise prudent judgment in the execution of job responsibilities, to always put client interests ahead of their own personal interests, and to consider how their actions will reflect on themselves and the Firm. As part of their employment, employees of the Firm are expected to obey all securities laws and to report any violations of the Code to the Chief Compliance Officer immediately.

Supervised employees of StringerAM have a fiduciary obligation to (1) put the client’s best interest first, (2) act with prudence, that is, with the skill, care, diligence and good judgement of a professional, (3) to not mislead clients by providing conspicuous, full and fair disclosure of all important facts, (4) avoid conflicts of interest, if possible, and (5) to fully disclose and fairly manage, in the client’s favor, unavoidable conflicts.

At the commencement of their employment with StringerAM and each time a new version of the Code is issued, all employees must acknowledge that they understand and agree to abide by the terms of the Code by completing a certification in hardcopy format. Compliance will obtain an electronic or hardcopy acknowledgement from each supervised person confirming that he or she received a copy of the Code and any subsequent amendments. These acknowl- edgements will be maintained by Compliance for recordkeeping purposes.

StringerAM claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute. For certain key definitions of capitalized terms used herein, see the section titled, 'Definitions' at the end of this document.

TABLE OF CONTENTS

General Prohibitions Under Rule 17J-1	2
Administration Of Code Of Ethics	2
Personal Securities Trading	2
Spread False Or Misleading Information	5
Conflicts Of Interest	5
Business Relationships	5
Corporate Opportunity	6
Investing In A Client's Business	6
Accepting Or Offering Items Of Value	6
Acting As A Fiduciary	6
Outside Employment	7
Personal Use Of StringerAM Resources	7
Execution Of Binding Legal Agreements	7
Dishonesty	7
Theft	7
Convictions Of Criminal Activity	7
Accuracy / Completeness Of Firm Records	8
Awareness Of Illegal Or Harmful Activities	8
Personal Conduct	8
Personal Financial Responsibility	8
Drug / Alcohol Abuse	8
Confidentiality	8
Privacy Of Clients	8
Insider Trading / Non-Public Information	9
Outside Directorships	9
Civil / Political Activities	9
Political Contributions	9
Lobbying Activities	9
Anti-Trust	9
Ethical Concerns	9
Stringer Mutual Funds	10
Violations Of The Code	10
Form ADV Disclosure	10
Recordkeeping	10
Definitions	11

GENERAL PROHIBITIONS UNDER RULE 17J-1
Rule 17j-1 prohibits fraudulent activities by affiliated persons of the Firm, the Trust, or a Fund Organization. Specifically, it is unlawful for any of these persons to:

•	Employ any device, scheme or artifice to defraud the Fund or the Firm

•
Make any untrue statement of a material fact to the Fund or the Firm or omit to state a material fact necessary in order to make the statements made to the Fund or the Firm, in light of the circumstances under which they are made, not misleading

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or the Firm

•	Engage in any manipulative practice with respect to the Fund or the Firm

ADMINISTRATION OF CODE OF ETHICS

Rule 17j-1(c)(2) requires that StringerAM, as the investment adviser to the Stringer Growth Fund and Moderate Growth Fund:

•	Use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code

•	Furnish to the 360 Funds Trust Board of Trustees no less frequently than annually a written report that:

o
Describes any issues arising under the Code or procedures since the last report to Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations

o	Certifies that StringerAM has adopted procedures reasonably necessary to prevent Access Persons from violating the Code

PERSONAL SECURITIES TRADING
All employees are required to comply with the principles set forth in the Code regarding personal securities trading. As a fiduciary to our clients, StringerAM has created this policy in an attempt to prevent employees from engaging in securities trading that could create conflicts of interest with Firm client accounts.

Scope
The Advisers Act defines "Access Person" to mean any supervised persons of an investment adviser who (1) has access to nonpublic infor- mation regarding any advisory clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (i.e., the Stringer Funds), or (2) is involved in making securities recommendations to advisory clients, or who has access to such recom- mendations that are nonpublic. All StringerAM employees are considered to be Access Persons and are each notified of their responsibilities as Access Persons at the time their employment begins. This policy applies to the personal securities transactions of all employees of StringerAM. For the purposes of this policy, “personal securities transactions” means:

•	Securities transactions within an Access Person’s investment account;

•	Securities transactions within an investment account of an Access Person’s immediate family member residing in the same household (e.g., spouse, dependent child);

•
Securities transactions in an investment account in which an Access Person serves as a trustee, custodian, has power of attorney or indirect beneficial ownership, as well as any other account(s) over which the employee has trading authority or exercises similar influence (i.e., as treasurer or investment officer of a charitable organization or foundation, for family members, friends or investment clubs).

NON-REPORTABLE ACCOUNTS
“Non-Reportable” accounts include those accounts in which an Access Person does not have direct or indirect influence or control and are ex- empt from the following requirements. The exempt status of “non-reportable” accounts includes any automatic investment or dividend reinvest- ment plan.

Reportable Accounts
“Reportable Accounts” are accounts in which an Access Person has the ability to trade Reportable Securities as defined in the next section. Reportable Accounts may include, but are not limited to, the following types of accounts:

•	Brokerage accounts

•	401(k) plans

•	Individual Retirement Accounts (IRAs)

•	Any account for which the Access Person serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or control over the account

•	Accounts that hold mutual funds where StringerAM is the investment adviser and other similar types of accounts

The following types of accounts would not be considered to be Reportable Accounts:

•	529 plans

•	Mutual fund accounts, which were purchased directly from the mutual fund company

•	Certain “Managed accounts” or “discretionary accounts”

A “managed account” or “discretionary account” is an investment account that is owned or controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. StringerAM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts. If an Access Person directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Reportable Account.

Access Persons are required to report shares of any mutual funds advised by StringerAM; however, pre-clearance of these proprietary funds is not required per the policy set forth below.

Reportable Securities
StringerAM’s policy treats all securities as “Reportable Securities,” with five exceptions:

•	Direct obligations of the Government of the United States

•	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

•	Money market funds

•	Other types of open-end mutual funds, unless StringerAM acts as the investment adviser or principal underwriter for the fund (i.e. Stringer Growth Fund).

•	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.

Reporting Requirements
Every Access Person must provide to StringerAM’s Chief Compliance Officer or a designee the following required reports:

Initial Holdings Reports
No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

•
The title, ticker or CUSIP, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

•
The name of any broker-dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•	The date that the report is submitted by the Access Person.

Quarterly Transaction Reports
No later than 30 days after the end of a calendar quarter, the following information with respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect beneficial ownership:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•	The name of the broker, dealer or bank with whom the Access Person established the account;

•	The date the account was established; and

•	The date that the report is submitted by the Access Person.

Annual Holdings Reports
Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

•	The title, ticker of CUSIP, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;

•	The name of any broker-dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

In lieu of the reports listed above, Access Persons can provide duplicate account statements from their custodian(s) detailing all current securities holdings and transactions.

Review of Reports
The Chief Compliance Officer or a designee will review all reports and/or statements listed in the section above. So that self-review never occurs, the Chief Compliance Officer will review the transactions and holdings of the Chief Financial Officer and vice versa.

Reporting of Transactions and Holdings
All Access Persons are required to report all securities transactions and holdings within their Reportable Accounts either by providing hardcopy duplicate statements to the Chief Compliance Officer or a designee or, if available electronically, through the Firm’s third party reporting system at the following time intervals:

•	Initial Holdings Confirmations: Within 10 days of becoming an employee

•	Quarterly Transactions Confirmations: Within 30 days after the close of each calendar quarter

•	Annual Holdings Confirmations: No later than February 15 each year using account information that is current as of December 31 of the year being confirmed

Reporting Logistics
Account statements for Reportable Accounts of Access Persons should be sent electronically from the custodian to the Firm’s Chief Compliance Officer or a designee. If the custodian is unable to send statements electronically, the Access Person is responsible for ensuring that duplicate statements are provided to the Chief Compliance Officer or a designee. Access Persons must ensure that that their account information is being accurately reported and that the inventory of Reportable Accounts maintained by the system is current and complete. Access persons must promptly make updates within the system when new accounts are opened, existing accounts are closed, or other changes are made to an account such as the account name or number change.

Prohibited Trading Practices

•	Access Persons are prohibited from directly or indirectly acquiring beneficial ownership in any securities in initial public offerings (IPOs).

•
The practice of "front-running" by Access Persons is strictly prohibited. Front- running is an illegal activity involving the purchase or sale of securities with advanced knowledge of pending orders by the Firm which could affect the price of such securities.

Pre-Clearance of Personal Securities Transactions
All Access Persons must obtain pre-clearance from the Chief Compliance Officer or a designee prior to executing a transaction as follows:

•	Exchange-Traded Funds (ETFs) – purchases and sales

•	Preferred stocks – purchases and sales

•	Corporate bonds – purchases and sales

•	Common stocks – purchases and sales

•	Stock options – purchases and sales

•	Limited offerings – purchases only

Access Persons Accounts Managed by the Firm
An Access Person may have accounts which are managed by the Firm.

•	Managed Account - a Managed Account is an account managed by the Firm that holds a portfolio of equity securities managed in line with one of the Firm's products.

Managed Accounts of Access Persons are not subject to the reporting, prohibited trading practices, and pre-clearance rules set forth above so long as the portfolio of such accounts is managed in line with a Firm product on a continual and ongoing basis.

Transactions which Violate These Policies
Where an Access Person discovers, after the fact, that he or she has executed a transaction in violation of these policies, the Access Person shall promptly contact the Chief Compliance Officer or Chief Investment Officer. In the event that the transaction creates or has the potential to create a conflict with the interest of a StringerAM client, the Chief Compliance Officer shall take action to remedy the conflict and document such action in an appropriate manner.

All apparent violations of this policy will be investigated, resolved, and recorded, as necessary. All identified violations will be addressed by the Chief Compliance Officer or designee with notification to StringerAM’s Chief Investment Officer.

Management Review & Fund Board Reporting
All personal securities trading violations are investigated and reviewed by the Chief Compliance Officer and reported to the 360 Funds Trust Board of Trustees.

SPREADING FALSE OR MISLEADING INFORMATION
The intentional creation or spreading of false or misleading information designed to manipulate securities prices, otherwise known as ‘rumor-mongering,’ is strictly prohibited at StringerAM. The Firm’s procedures have been reasonably designed to prevent employee rumor-mongering practices.

CONFLICTS OF INTEREST
StringerAM expects its employees to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its customers. StringerAM considers a ‘conflict of interest’ to be any situation in which your own interests could interfere with your duties as a StringerAM employee. The appearance of a conflict of interest is sometimes as damaging to the Firm as an actual conflict. Be sure to disclose all potential conflicts of interest to your direct supervisor, including cases in which you are inadvertently placed in a conflict of interest.

BUSINESS RELATIONSHIPS
All business relationships at StringerAM must be based purely on business considerations, not on the personal interest of Firm employees. Business relationships that may cause a conflict of interest can include, but are not limited to, those in which an employee:

•	Holds a significant personal financial interest in a company that conducts business with StringerAM

•	Holds a significant personal financial interest in a company that directly competes with StringerAM

•	Is an immediate relative or close friend of someone who stands to directly profit from and/or who holds a financial interest in a company that conducts business with StringerAM

•
Is involved in any form of personal or business relationship with a client that could directly affect the employee’s ability to make an independent decision in the administration of the client’s business with StringerAM

•	Engages in business or volunteer work that detracts from his/her ability to effectively and diligently discharge professional obligations

If you believe that a potential business relationship would cause a conflict of interest, do not take part in the business decision. If you are confident that your business relationship does not present a conflict of interest, but fear that it might appear as such, disclose the relationship to your direct supervisor.

CORPORATE OPPORTUNITY
Employees may not acquire or derive personal gain or profit from any business opportunity or investment that comes to their attention as a result of employment with StringerAM and in which StringerAM might reasonably be expected to participate without first disclosing all relevant facts pertaining to the opportunity to your direct supervisor, who in turn must disclose the situation to the Chief Compliance Officer.

INVESTING IN A CLIENT'S BUSINESS
Generally, employees may invest in a StringerAM client’s or vendor’s business if it is a business that is owned by the employee’s family and is closely held. Written pre- approval from the Chief Compliance Offer for such an investment is required before such an investment is made. Investments outside of these guidelines should be discussed with the Chief Compliance Officer to ensure that a conflict is not present. Regardless of the level of ownership you may have in a business, it is important that you remove yourself from any situation in which you could be perceived to have influence over the relationship between the business and StringerAM.

ACCEPTING OR OFFERING ITEMS OF VALUE
A conflict of interest could arise when an employee accepts or offers items of value such as gifts, entertainment, and gratuities. Employees may not receive or give any items of value that could influence or be perceived to influence their decisions about the best interests of StringerAM and its clients, could result in any unnecessary or unwanted publicity of the Firm, may be perceived to obligate StringerAM or the recipient in any way, or are in the form of cash or cash equivalents. StringerAM’s Compliance Policies and Procedures Manual provides detailed guidelines on accepting or offering items of value.

ACTING AS A FIDUCIARY
A “fiduciary” is a person to whom property or authority is given for the benefit of a third party. Acting as a trustee, executor of an estate, or legal guardian are common examples of a fiduciary relationship. StringerAM generally discourages you from acting as a fiduciary because fiduciary duties:

•	Can consume much of your time

•	Might compete directly with similar services offered by StringerAM

•	Might put you or the Firm in a conflict of interest situation

You, as well as your immediate family members residing in the same household (e.g., spouse, dependent child), may not act as a fiduciary unless the following conditions are met:

•	The fiduciary relationship is with a member of your immediate family or with a close friend whose friendship is independent of any business with StringerAM

•	You have not manipulated a client to enter a fiduciary relationship (particularly with respect to bequests under wills or grants under trusts)

•	You do not use any StringerAM resources in your capacity as fiduciary

In addition, you are not permitted to serve as the trustee of a trust comprised of client assets, unless the following conditions are met:

•	You are appointed solely due to a family or personal relationship with the client

•	If you are appointed due to a personal relationship with the client, is not the result of providing advisory services over many years to that client

All employees are required to disclose, no less than annually, all trustee relationships with clients of the Firm and the nature and origins of the relationships. Any employee who has a question about an existing or contemplated fiduciary relationship should consult with the Chief Compliance Officer.

OUTSIDE EMPLOYMENT
StringerAM generally discourages its employees from holding a second job, but outside employment may be permitted in some cases. Before you accept outside employment, you should discuss any concerns with the Chief Compliance Officer. The Firm does not allow employees to engage in outside work that:

•	Detracts from your ability to discharge your responsibilities to StringerAM

•	Adversely affects the quality of your work for StringerAM

•	Competes with StringerAM

•	Requires the use of StringerAM capital resources or facilities

•	Affirms / implies that StringerAM endorses or sponsors your outside interest

•	Damages StringerAM’s reputation

•	Creates a conflict of interest

PERSONAL USE OF StringerAM RESOURCES
Personal use of StringerAM resources is prohibited except where documented approval is granted by the Chief Compliance Officer.

EXECUTION OF BINDING LEGAL AGREEMENTS
Generally only the authorized officers of Stringer Asset Management, LLC are permitted to enter into or execute legal agreements on behalf of the Firm. In some cases, however, other employees may be designated to sign legal agreements. For example, a designee of the Chief Operating Officer may execute client investment management agreements and related documentation on behalf of the Firm.

DISHONESTY
The Firm expects its employees to do their jobs with honesty and integrity. Acts of dishonesty may result in the Firm terminating the offender’s employment. Such decisions are made on a case-by-case basis dependent on facts and circumstances.

THEFT
StringerAM considers a person guilty of theft if it determines that the employee misappropriated property, financial assets, information and/or intellectual property belonging to the Firm, its clients, or other employees. Such thefts may be reported to the appropriate regulatory agency and law enforcement officials, regardless of the dollar amount involved.

CONVICTIONS OF CRIMINAL ACTIVITY
StringerAM may terminate the employment of employees who are convicted of certain criminal activities. If an employee is arrested or is under investigation for charges involving dishonesty, breach of trust, or money laundering, StringerAM may suspend the person without pay until an investigation is completed.

ACCURACY / COMPLETENESS OF FIRM RECORDS
StringerAM employees must maintain complete and accurate records of their work. Employees may not structure accounts or other corporate records so as to avoid reporting or signing authority requirements, nor may they misrepresent a transaction to make it appear more beneficial to the Firm than it really is. Removing any records from Firm premises and falsifying or misrepresenting Firm accounts and records are considered to be the equivalent of fraud.

AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES
Whenever you believe that a co-worker has committed an illegal or dishonest act or an act that causes harm to people or property, you have to report it to your direct supervisor, the Chief Operating Officer, or the Chief Investment Officer of the Firm immediately. Information you provide will be held in the strictest confidence. An employee who knows of an illegal, harmful, or dishonest act but does not report it may be considered an accessory or an abettor. There will be no retaliation from StringerAM or any of its employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another StringerAM employee.

PERSONAL CONDUCT
StringerAM is committed to maintaining a diverse work environment where all employees can work together comfortably and productively. We expect all employees to treat each other with respect. Our employees are entitled to a workplace free from any form of discrimination or harassment, including sexual harassment. The Firm prohibits discrimination against any of its employees, clients, independent contractors or vendors, and particularly if the conduct is based on an individual’s race, religion, sex, age, national origin, ancestry, marital status, sexual orientation, physical or mental disability, or any other characteristic protected by law. While certain conduct is deemed prohibited by the Firm, it also may be a violation of federal and state anti-discrimination laws. The Firm prohibits such behavior even if it is not so severe that it would be considered illegal under the law. Harassing conduct is prohibited even if the offending employee did not intend to offend or believed his or her comments or conduct was welcome.

PERSONAL FINANCIAL RESPONSIBILITY
The nature of StringerAM’s business requires a scrupulous regard for high standards of conduct and personal integrity. These high standards are essential if the Firm is to merit the confidence of its clients and the public. As an element of personal integrity, the Firm expects you to maintain your personal finances in such a way that they do not reflect poorly on the Firm’s reputation or create the appearance of financial impropriety on your part.

DRUG / ALCOHOL ABUSE
StringerAM strives to provide a drug-free work environment for its employees. You are not allowed to possess or use illegal drugs at the workplace or come to work under the influence of any substance, including alcohol, which impairs your abilities. If you are on prescription medication, check with your pharmacist or physician before coming to work. Other than at appropriate Firm-sponsored events, you are not allowed to use alcohol in the workplace.

CONFIDENTIALITY
Employees are entrusted with and have access to equipment, systems, information and/or intellectual property related to StringerAM’s business and its clients, all of which are highly valuable assets of the Firm. Examples of items that must be treated as confidential include, but are not limited to: business systems; access to systems; information about clients, vendors, and employment relationships; products; research materials; trading data; client accounts (including employee accounts); policies and procedures; and corporate decisions and future business plans. We consider all information about our business and clients that is not generally known to the public or to our competitors to be confidential and trade secrets (“confidential information”). This confidential information is a valuable asset of the Firm, and protection of this asset is important to maintaining our competitive position in the investment advisory community. It is the responsibility of each employee to maintain the confidentiality of all such information both during and after employment. When in doubt as to the confidentiality or proprietary nature of resources or to report a privacy incident, where non-public information is handled in an unsecured manner, or shared, intentionally or unintentionally, with an unauthorized party, employees should consult the Chief Compliance Officer.

PRIVACY OF CLIENTS
Clients are understandably concerned about the way their personal information is handled, and in financial matters the subject is even more sensitive. You must maintain confidentiality when sharing clients’ personal financial information within StringerAM or with contracted outside service providers or vendors.

To protect the privacy of our clients, you should read and understand the Firm’s Privacy Policy. It explains the safeguarding, collecting, and sharing of clients’ non- public personal information, and the circumstances under which we may use and share this information. Whenever possible, employees must verify the authority / identity of those seeking access to confidential non-public information about the Firm and/or its clients.

INSIDER TRADING / NON-PUBLIC INFORMATION
In the course of your work, you might have access to information about StringerAM, its employees, its clients, or the companies with which it does business or invests that could influence an investor’s decisions. You are prohibited from acting upon or otherwise misusing non-public or inside information. Until it is made public, you may not use non-public or inside information for personal gain, nor may you “tip” others to make investments based on the information. You should be very careful when investing in or discussing the Firm, its clients, or the companies with which it does business so that your activities won’t be perceived as insider trading or facilitating the insider trading activities of others. The penalties for insider trading can include imprisonment and/or fines. StringerAM utilizes research (via research reports, calls, meetings, etc.) to obtain independent insight as it relates to a particular industry, sector or company. Organizations that provide this information are referred to as ‘expert networks’. The use of ‘expert networks’, or information networks in general, is an important part of obtaining information for the investment research process. StringerAM prohibits employees from exchanging material non-public information while communicating within the network. Any employee who has reason to believe that he or she has access to material and non-public corporate information shall promptly report the acquisition of that information in writing to his or her supervisor. Portfolio Managers and Analysts are required to complete an attestation, on an annual basis, acknowledging they understand and abide by the policy relating to the use of non-public information and ‘expert networks.’

OUTSIDE DIRECTORSHIPS
You may not serve as a director of a public or private business without prior written approval of the Chief Compliance Officer. You also need prior written approval to serve as paid director for a not-for-profit organization (e.g., homeowner’s association, church board, community group, or charitable foundation). However, you need no permission to serve as an unpaid director of a not-for-profit organization. Before you agree to serve in any outside directorship, make sure that the position does not invite a conflict of interest, detract from your professional performance, or reflect negatively on the business activities or reputation of StringerAM.

CIVIL / POLITICAL ACTIVITIES
StringerAM encourages you to exercise your responsibility to vote and take an active interest in the issues of your community. You should remember, however, that your own civic and political activities represent your own views, not those of the Firm. You should not display political symbols, distribute political literature, gather signatures on a petition, or otherwise engage in political activity at StringerAM facilities or functions. You should not use envelopes or stationery printed with the Firm’s name or address for your political correspondence.

POLITICAL CONTRIBUTIONS
In accordance with Rule 206(4)-5, Political Contributions by Certain Investment Advisers, StringerAM has defined policies and associated restrictions on your political contributions. Please refer to the StringerAM Compliance Policies and Procedures Manual section titled, “Political Contributions” for more details.

LOBBYING ACTIVITIES
Employees may not undertake activities designed to influence the decisions or actions of government officials in a manner that would require them or the Firm to register as a lobbyist, or employer of a lobbyist, without the prior written authorization of the Chief Compliance Officer. Due to the complexities associated with lobbying, you should seek guidance and approval whenever you have the slightest doubt about whether your conduct could require registration or reporting as a lobbyist.

ANTI-TRUST
Employees must avoid any form of agreement or understanding with employees of competing investment advisory firms. The Firm discourages discussions about StringerAM’s products, services, fees, and business plans because such discussions could be construed in certain circumstances to be agreements or conspiracies to fix or establish prices, or otherwise restrain competition in violation of state and federal anti-trust laws. Such discussions may also contravene other Firm policies, such as the policy against disclosure of proprietary information.

ETHICAL CONCERNS
You should discuss issues or concerns related to the Code with your direct supervisor. If your supervisor is unavailable, or if, for any reason, you feel uncomfortable discussing the Code with your supervisor, you should speak with either the Chief Compliance Officer or the Chief Investment Officer. If you are a supervisor, all issues or concerns related to the Code as it pertains to the advisory persons that you supervise should be immediately reported to either the Chief Compliance Officer or the Chief Investment Officer.

STRINGER MUTUAL FUNDS
Certain employees of the Firm are also held to the ethical considerations as a sub-adviser to the Stringer series of Mutual Funds imposed by the 360 Funds Trust Board of Trustees (“the Board") . The Fund’s Board of Directors requires the Firm to adopt certain procedures that are reasonably designed to prevent Access Persons from violating the Fund’s Code of Ethics. A copy of these policies and the certifications are kept by the Chief Compliance Officer. Any material changes to the Firm’s Code of Ethics must be approved by the Fund’s Board within six months after adoption of the material change.

VIOLATIONS OF THE CODE
Employees of the Firm are expected to report any violations of the Code promptly to the Chief Compliance Officer. Violations of the Code will result in varying levels of reprimand, which include verbal warnings, written reprimands, monetary fines and other responses, up to and including, termination of employment. StringerAM reserves the right to address Code violations in the best interests of the Firm regardless of the number of violations. Monetary fines will be contributed to charity. All violations of the Code will be documented and will remain in Human Resources files and Compliance books and records. StringerAM is also required to report to the 360 Funds Trust Board of Trustees (“the Board") any material violations of the Code.

FORM ADV DISCLOSURE
StringerAM briefly describes the Code within Form ADV, Part 2A and explains that the Firm will provide a copy to any client or prospective client upon request. The Firm provides instructions on how to request a copy of the Code.

RECORDKEEPING
All records shall be maintained in accordance with Rules 204-2 (a)(12) under the Advisers Act and Rule 17j-1(f) under the Investment Company Act. StringerAM maintains copies of all reports required by the Funds’ Board. All records can be made available to the SEC or representatives of the Commis- sion at any time. The following list details our recordkeeping requirements:

▪	A copy of each Code of Ethics in effect at any time within the past five years

▪	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs

▪	A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made

▪	A record of all persons, currently or within the past five years, who are or were required to make reports or who are or were responsible for reviewing these reports

▪	A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

Thank you for your commitment to upholding the Firm’s principles and ethical standards.

DEFINITIONS

Access Person
(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser; (ii) any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund, (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities; and (iv) all employees who are in a position to exploit information about client securities transactions or holdings. Note: At StringerAM, all employees are considered to be Access Persons.

ADVISORY PERSON
(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities  by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

AUTOMATIC INVESTMENT PLAN
A program in which regular, periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predeter- mined schedule and allocation, including a dividend reinvestment plan.

BENEFICIAL OWNERSHIP
Interpreted in the same manner as it would be in determining whether a person is the beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934. Any report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

COVERED SECURITY
Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certifi- cates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

FEDERAL SECURITIES LAW
The Securities Act of 1933, Securities Exchange Act of 1934, Sarbanes Oxley Act of 2002, Investment Company Act of 1940, Investment Advisers Act of 1940, Title C of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisors and any rules adopted thereunder by the Commission or the Department of the Treasury.

FUND
The Stringer series of Mutual Funds, a part of the 360 Funds Trust.

Immediate Family Member
Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother- in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to the Firm’s personal securities trading reporting requirements.

Initial Public Offering (IPO)
An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel
(i) any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering
An offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Managed Account / Discretionary Account
An investment account that is owned or controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. StringerAM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts.

Reportable Accounts
Accounts in which an Access Person has the ability to trade Reportable Securities (e.g., brokerage accounts, 401K plans, etc.).

Reportable Securities
All securities are “Reportable Securities,” with five exceptions:
•	Direct obligations of the Government of the United States

•	Money market instruments—bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

•	Money market funds

•	Other types of open-end mutual funds, unless StringerAM acts as the investment adviser or principal underwriter for the fund (i.e. The Stringer Funds).

•	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.

Reportable Fund
Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

Security
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, shares of exchange- traded funds (“ETFs”), investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security Held or to be Acquired by the Fund
(i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraphs (a) or (b) above.

SUPERVISED PERSON
Any of the Adviser’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on the Adviser’s behalf and is subject to the Adviser’s supervision or control.